ROSS MILLER
Secretary of State
204 North Carson Street, Ste 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number 20090541580-74
[signature]	Filing Date and Time 07/13/2009 8:39 AM
Ross Miller Secretary of State State of Nevada	Entity Number E0059482005-4

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

KEEWATIN WINDPOWER CORP.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

1. Designation and Amount: One Preferred Share of the Company shall be designated as the Series A Special Voting Share.
2. Dividends and Distributions: Except as required by applicable law, neither the holder nor the owner, if different, of the Series A Special Voting Share shall be entitled to receive any dividends or distributions of the Company, whether payable in cash, property or in shares of capital stock.
3. Liquidation: In the event of any liquidation, dissolution or winding up of the Company, the holder of the Series A Special Voting Share shall not be entitled to receive any assets of the Company available for distribution to its stockholders.
4. Voting Rights: The Series A Special Voting Share shall have the following voting rights:
(a) with respect to all meetings of stockholders of the Company at which holders... SEE SCHEDULE "A"

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

of the Company's common stock are entitled to vote (each a "Company Meeting") and with respect to any written consents, to the extent permitted by the Articles of Incorporation and the Company's By-laws, sought by the Company from its stockholders, including the holders of Company common stock (each a "Company Consent"), the Series A Special Voting Share shall vote together with the common stock of the Company as a single class and the Series A Special Voting Share shall have the identical voting rights to those of the Company's common stock;

(b) the holder of the Series A Special Voting Share shall be entitled to a number of votes equal to the number of non-voting exchangeable shares in the capital of Keewatin Windpower Inc., a wholly-owned Saskatchewan subsidiary of the Company, (the "Exchangeable Shares") outstanding on the record date for determining stockholders entitled to vote at the applicable Company Meeting or in connection with the applicable Company Consent, other than those held by the Company or its Affiliates (as defined in that certain Voting and Exchange Trust Agreement by and among Keewatin Windpower Inc., the Company and Valiant Trust Company, to be dated and entered into on or before the date of issue of the Series A Special Voting Share, as such agreement may amended, modified or supplemented from time to time (the "Voting Agreement")); and

(c) the voting rights attached to the Series A Special Voting Share shall terminate pursuant to and in accordance with the Voting Agreement.

2. Other Provisions: Pursuant to the terms of the Voting Agreement:

(a) the votes attached to the Series A Special Voting Share shall be exercised by the Trustee (as defined in the Voting Agreement) pursuant to and in accordance with the Trust Agreement; and

(b) the powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions of the Series A Special Voting Share shall be as otherwise provided in the Voting Agreement.